EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated October 16, 1997, with respect to the financial statements of Pentacon, Inc., dated November 21, 1997 (except for Note 3, as to which the date is November 26, 1997) with respect to the financial statements of Alatec Products, Inc., dated November 7, 1997 with respect to the financial statements of AXS Solutions, Inc., dated October 15, 1997 with respect to the financial statements of Maumee Industries, Inc., and dated October 20, 1997 with respect to the financial statements of Sales Systems, Limited included in the Registration Statement (Form S-1) and related Prospectus of Pentacon, Inc.

                                                    ERNST & YOUNG LLP

Houston, Texas
December 1, 1997